EXHIBIT 28
16300\7784\AGMTSALE                                                    12/10/93
                                                                     University



                               AGREEMENT OF SALE


THIS AGREEMENT, entered into as of the 17th day of December, 1993, by and between UNIVERSITY LAND CORP., a Colorado corporation ("Purchaser") and UNIVERSITY OFFICE LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of One Hundred Thousand and No/100 Dollars ($100,000.00) fee simple title to that certain property in Denver, Colorado, more particularly described on Exhibit A attached hereto ("Property").

2. PURCHASE PRICE.  The Purchase Price shall be paid as follows:

  a. Upon the execution of this Agreement, the sum of $15,000.00 ("Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit B;

  b. On the Closing Date (as hereinafter defined), $100,000.00 (inclusive of all Earnest Money) adjusted in accordance with the prorations by federally wired "immediately available" funds.

3. TITLE COMMITMENT. Attached hereto as Exhibit C is a title commitment dated November 9, 1993 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Security Title, agent for First American Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B-2, Numbers 7 through 10 inclusive of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser shall pay the costs of the Title Policy.

4. CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property, subject only to the Permitted Exceptions because of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to either: 1) take title to the Property subject to the Unpermitted Exception or 2) terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser and subject to the survival provisions of Paragraph 15, neither party shall have any further liability hereunder. Notwithstanding anything contained herein to the contrary, Seller shall remove all liens of a definite and ascertainable amount.

5. PAYMENT OF CLOSING COSTS. Purchaser shall pay the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

6. CONDEMNATION.

  a. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

  b. If the Agreement is terminated pursuant to this Paragraph, then all Earnest Money plus the interest accrued thereon shall be returned to the Purchaser and, subject to the survival provisions of Paragraph 15 herein, neither party shall have any further liability hereunder.

7. AS-IS CONDITION. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

8. CLOSING. The closing ("Closing") of this transaction shall be on December 16, 1993 ("Closing Date"), through an escrow closing with the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser. The parties shall deliver appropriate escrow instructions to the Escrow Agent, which instructions shall conform with the provisions of this Agreement and which shall provide for the delivery of the Deed and other closing documents and for the receipt and disbursement of the cash due at Closing.

9. CLOSING DOCUMENTS.

  a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

  b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit D attached hereto) subject to the Permitted Exceptions; an executed closing statement; an executed assignment and assumption of the ground leases (in the form of Exhibit E attached hereto), copies of which ground leases are attached hereto as Exhibit F; updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases (in the form of Exhibit G attached hereto); a non-foreign affidavit (in the form of Exhibit H attached hereto) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY.
THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND, SUBJECT TO THE SURVIVAL PROVISIONS OF PARAGRAPH 15B HEREIN, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12. PRORATIONS. Rents (exclusive of delinquent rents, but including prepaid rents); real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); and other similar items shall be adjusted ratably as of 12:01 a.m. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 10.

14. BROKER. The parties hereto acknowledge that they have not engaged the services of a real estate broker. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. The foregoing does not apply to any fee which may be paid to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph will survive the Closing and delivery of the Deed.

15. INSPECTION OF PROPERTY.

  a. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

  b. Purchaser's obligations to indemnify, defend and hold Seller harmless under the provisions of this Paragraph 15 shall survive the termination of this Agreement or the Closing and the delivery and recording of the Deed.

16. SELLER'S REPRESENTATIONS AND WARRANTIES AND LIABILITY.

  a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter, the sales person responsible for the Property and David Bennett, the person who is responsible for the management of Seller's interest in the Property, and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter and/or David Bennett has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

  b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations and warranties, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Deed:

    i. Seller has not received any written notice of default under the Ground Leases attached hereto as Exhibit F.

    ii. Neither tenant has exercised any option to purchase fee simple title to the leasehold estates described on the Ground Leases.

    iii. Seller has not entered into any agreements to assign its interest in the Property.

    iv. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

    v.    There have been no amendments to the Ground Leases.

    vi.   There are no defaults under the Ground Leases.

    vii. Neither tenant under the Ground Leases has sent any notice to Seller purporting to exercise a right to renew or extend the term of the Ground Leases or a portion thereof.

    viii. The total basic rent payable under the Ground Leases to Seller's interest is $1,000.00 per month.

    ix. Seller has not received any prepayment of rent from either of the tenants under the Ground Leases.

17. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18. TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

TO SELLER:          c/o The Balcor Company
                    4849 West Golf Road
                    Skokie, Illinois  60077
                    Attn:  Ilona Adams

with copies to:     The Balcor Company
                    4849 West Golf Road
                    Skokie, Illinois  60077
                    Attn:  Al Lieberman
                    708/677-2900
                    708/982-4027 (FAX)

                    and

                    Morton M. Poznak
                    Schwartz & Freeman
                    Suite 1900
                    401 North Michigan Avenue
                    Chicago, Illinois  60611
                    312/222-0800
                    312/222-0818 (FAX)

TO PURCHASER:       John G. Brant
                    4251 Kipling Street
                    Suite 420
                    Wheatridge, CO 80033
                    303/431-6070
                    303/431-7667 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:
          (1)  Earnest Money;
          (2)  One (1) fully executed copy of this Agreement; and
          (3) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

21. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Colorado.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
12/16, 1993.
                              UNIVERSITY LAND CORP., a
                              Colorado corporation


                              By:    /s/ John G. Brant
                                   JOHN G. BRANT, President



Executed by Seller on         SELLER:
12/17, 1993.
                              UNIVERSITY OFFICE LIMITED
                              PARTNERSHIP, an Illinois limited
                              partnership

                              By:  University Office Partners,
                                   Inc., an Illinois corporation

                              By:    /s/ Phillip Schechter
                                     /s/ Authorized Agent